Exhibit 99.1

HEARUSA REPORTS FISCAL 2005 RESULTS

•	Net Revenues Increase 11.5% to $76.7 million
•	Net Loss Per Share Applicable to Common Stockholders Narrows to Six Cents
•	Income from Operations Grows by 58% to $3.7 million

West Palm Beach, Florida April 3, 2006 – HearUSA, Inc. (AMEX: EAR) reported today that net revenues for its fiscal year ended December 31, 2005 rose by 11.5% to $76.7 million from $68.7 million the previous year.  The increase in net revenues is the result of higher average selling prices as well as an increase in the number of hearing aids sold. In addition, 2005 included an additional week of operations which occurred in the first quarter of 2005.

Income from operations for fiscal 2005 grew to $3.7 million up 58% from $2.3 million a year earlier.  The Company’s net loss applicable to common stockholders narrowed to $1.8 million or six cents per share, from $3.5 million, or ten cents per share the year before.  The Company noted that results for fiscal 2005 included a non-cash charge of approximately $2.5 million related to the non-cash debt discount amortization from financings as compared to a non-cash debt discount amortization charge of $2.1 million in 2004.

Stephen J. Hansbrough, Chief Executive Officer and President stated, “We are pleased with the results of 2005. The Company reached a number of important milestones, including record revenues, improved profitability from operations and tactical divestitures and selective acquisitions of hearing centers. During the last six months of 2005, we added five stand-alone clinics and two clinics which were rolled into existing company-owned locations. The acquired clinics contributed $1.3 million of revenues during the period they were part of HearUSA. Since early 2006 revenues have significantly improved from early 2005, it appears fourth quarter revenues, which were below our expectations, were primarily a result of a variation in patient spending patterns. The fourth quarter was also adversely affected by our call center being closed for a week after Hurricane Wilma.”

Commenting on expense control, Hansbrough stated, “It is worth noting that our program to control costs is having the desired effect. Operating expenses in 2005, although higher, rose at a slower rate than revenues. Total operating costs and expenses rose 9.8% from $66.4 million in 2004 to $73 million in 2005.”

Cost of products sold and services increased by 18% to $22.8 million from $19.2 million the previous year. The increase is due to a combination of higher sales volume and a shift in the company’s sales mix as a larger percentage of hearing aids sold were advanced technology units which carry a higher cost to the company but also a higher selling price. Included in the cost of hearing aids and other products are the Siemens preferred pricing reductions of approximately $3.3 million in 2005 and $3.6 million in 2004. These pricing reductions, a product of the company’s supply and credit agreements with Siemens, are accounted for as reductions of cost of products sold and applied against certain of the principal and interest payments due Siemens under the credit agreement.

Center operating expenses in 2005 were $36.6 million, an increase of 4.7% from $34.9 million a year earlier. The additional week included in fiscal 2005, higher incentive compensation and normal merit increases in wages were factors contributing to the increase. Also contributing to the increase was the impact of approximately $435,000 of operating costs related to centers acquired in the final six months of 2005.

General and administrative costs rose in 2005 by $1.4 million or 14.1% to $11.7 million from $10.2 million. Wages and other expenses related to the Company’s newly created Sales and Acquisition departments accounted for the bulk of the increase.

Paul A. Brown, M.D., Founder and Chairman stated, “With the actions we took in 2005, we are in an excellent position to grow the company in 2006 and beyond.  We are more focused in terms of our markets and have an experienced management team in place to execute our growth strategy.  The demographic profile of the nation’s population is such that demand for hearing assistance products should continue to expand.  Our financial condition is stronger than it was at the start of 2005.  Just after year end we concluded a modified and extended revolving credit agreement and supply agreement with Siemens, giving us the ability to pursue other acquisition opportunities.”

“With these and other elements in place, we have set a target for annual revenue growth of 15%-20%, divided equally between organic growth and acquisitions.  This would produce revenues in 2006 of approximately $90 million, given normal business conditions and no disruptions similar to those we experienced in the last quarter of 2005,” Dr. Brown concluded.

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail self-pay patients. HearUSA centers, all of which are company owned, are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, and Missouri and the province of Ontario Canada.  In addition, the company has a network of 1,400 affiliated audiologists in 49 states.  For further information, click on “investor information” at HearUSA’s website www.hearusa.com.

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including those concerning the Company’s expectation that revenues for 2006 will be approximately $90 million. This statement involves certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statement. Potential risks and uncertainties include such factors as market demand for the Company’s goods and services; successful implementation of the Company’s acquisition program; changes in the pricing environment; general economic conditions in those geographic regions where the Company’s centers are located; the impact of competitive products; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the 2005 fiscal year.

HearUSA will hold a webcast on Tuesday, April 4, 2006 at 4:15 P.M. Eastern Time to allow securities analysts and shareholders the opportunity to hear management discuss the results of the 2005 fiscal year and revenues for the first quarter of 2006. The call is being webcast by Vcall and can be accessed at HearUSA’s website at www.hearusa.com or investors can access the webcast at www.investorcalendar.com. The conference can also be listened to by telephone by dialing (toll free) 877-407-9210. The webcast will be available for replay through 5/4/06.

HearUSA, Inc.

Consolidated Balance Sheets

	December 31,	December 25,
ASSETS	2005	2004
Current assets
Cash and cash equivalents	$ 6,706,944	$ 2,615,379
Restricted Cash and cash equivalents	431,000	435,000
Accounts and notes receivable, less allowance for doubtful accounts of $413,386 and $373,583	6,715,933	5,997,245
Inventories	1,604,943	801,234
Prepaid expenses and other	1,627,407	557,435
Current assets held for sale	-	77,458
Total current assets	17,086,227	10,483,751
Property and equipment, net	3,474,381	3,346,788
Goodwill	36,394,959	33,210,380
Intangible assets, net	11,440,345	11,094,169
Deposits and other	585,633	551,148
Long-term assets held for sale	-	736,125
	$ 68,981,545	$ 59,422,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$ 8,499,812	$ 6,644,600
Accrued expenses	2,344,419	2,424,147
Accrued salaries and other compensation	2,589,877	1,982,559
Current maturities of long-term debt	5,192,108	4,152,908
Current maturities of convertible subordinated notes, net of debt discount of $1,847,853	652,147	-
Current maturities of subordinated notes, net of debt discount of $868,345	891,655	-
Dividends payable	34,562	177,996
Total current liabilities	20,204,580	15,382,210
Long-term debt	19,970,099	17,296,125
Convertible subordinated notes, net of debt discount of $1,565,187 and $5,443,879	3,434,813	2,056,121
Subordinated notes, net of debt discount of $512,350	2,787,650	-
Warrant Liability	1,869,360	-
Total long-term debt and convertible subordinated notes	28,061,922	19,352,246
Commitments and contingencies	-	-
Mandatorily redeemable convertible preferred stock	-	4,709,921

Stockholders’ equity
Preferred stock (aggregate liquidation preference $2,330,000 and $2,330,000, $1 par, 5,000,000 shares authorized)
Series H Junior Participating (none outstanding)	-	-
Series J (233 shares outstanding)	233	233
Total preferred stock	233	233

Common stock: $0.10 par; 50,000,000 shares authorized 30,060,690 and 29,528,432 shares issued	3,189,320	3,006,069
Stock subscription	(412,500)	(412,500)
Additional paid-in capital	121,934,658	120,197,937
Accumulated deficit	(103,774,422)	(101,968,452)
Accumulated other comprehensive income	2,262,895	1,639,838
Treasury stock, at cost: 523,662 common shares	(2,485,141)	(2,485,141)
Total stockholders’ equity	20,715,043	19,977,984
	$ 68,981,545	$ 59,422,361

HearUSA, Inc.

Consolidated States of Operations

	Year Ended
	December 31,	December 25,	December 27,
	2005	2004	2003

Net revenues
Hearing aids and other products	$ 71,445,381	$ 63,227,755	$ 60,927,044
Services	5,226,622	5,521,767	6,153,064
Total net revenues	76,672,003	68,749,542	67,080,108

Operating costs and expenses
Hearing aids and other products	20,972,635	17,511,405	18,836,929
Services	1,793,944	1,718,287	128,759
Total cost of products sold and services	22,766,579	19,229,692	18,965,688
Center operating expenses	36,555,590	34,890,950	32,591,897
General and administrative expenses	11,660,725	10,218,283	10,470,717
Depreciation and amortization	1,974,193	2,072,237	2,783,877
Total operating costs and expenses	72,957,087	66,411,162	64,812,179
Income from operations	3,714,916	2,338,380	2,267,929
Non-operating income (expense):
Gain from insurance proceeds	430,122	-	-
Interest income	53,921	17,543	20,836
Interest expense (including approximately $2,540,000 and $2,127,000 and 517,000, in 2005, 2004 and 2003, of non-cash debt discount amortization)	(5,162,701)	(4,563,729)	(2,828,327)
Loss from continuing operations before income taxes	(963,742)	(2,207,806)	(539,562)

Income taxes	(78,000)	-	-
Net loss from continuing operations	(1,041,742)	(2,207,806)	(539,562)

Discontinued operations
Gain on disposition of assets	332,470	-	-
Loss from discontinued operations	(396,023)	(550,696)	(569,827)
Net loss from discontinued operations	(63,553)	(550,696)	(569,827)

Net loss	(1,105,295)	(2,758,502)	(1,109,389)

Dividends on preferred stock	(700,675)	(708,159)	(626,956)
Net loss applicable to common stockholders	$ (1,805,970)	$ (3,466,661)	$ (1,736,345)

Net loss from continuing operations, including dividends on preferred stock, applicable to common stockholders - basic and diluted	$ (0.06)	$ (0.10)	$ (0.04)
Net loss applicable to common stockholders per common share - basic and diluted	$ (0.06)	$ (0.11)	$ (0.06)

Weighted average number of shares of common stock outstanding	31,610,793	30,426,829	30,424,262